Exhibit 5.3

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the use of and references to our name and to the use of extracts from our reports dated March 19, 2009, March 24, 2008, March 23, 2007, and March 15, 2006, evaluating the crude oil, natural gas liquids, and sulphur reserves of Compton Petroleum Corporation as of December 31, 2008, December 31, 2007, December 31, 2006, and December 31, 2005, in the prospectus contained in Amendment No. 1 to Form F-10 in the Registration Statement.

NETHERLAND, SEWELL & ASSOCIATES, INC.

By:	/s/ C.H. (Scott) Rees III, P.E.
C.H. (Scott) Rees III, P.E. Chairman and Chief Executive Officer

Dallas, Texas

December 14, 2009

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